Exhibit 2

GENERAL PROXY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned (the “Stockholder”) does hereby constitute and appoint each of PRIAM CAPITAL FUND I, LP, PRIAM CAPITAL ASSOCIATES, LLC, and HOWARD FEINGLASS (together, the “Proxy Holders”), as its true and lawful attorney-in-fact and proxy for it and in its name, place and stead, with full power of substitution, for the purpose of voting the shares of the Common Stock, par value $1.00 per share, of Howard Bancorp, Inc., a Maryland corporation (hereinafter the “Corporation”), which are owned by the Stockholder or standing in the name of the Stockholder on the books of the Corporation (the “Stock”), with respect to any and all matters of any kind or nature whatsoever which may be presented, considered and voted upon at any annual or special meeting(s) of the stockholders of the Corporation which may be called subsequent to the date of this General Proxy, including, but not limited to, the signing of the Stockholder’s name as such a stockholder to any waiver or consent certificate which the laws of the State of Maryland may require or permit, as fully and with like effect as the Stockholder might or could have done if personally present, hereby ratifying and confirming all that the said attorney and proxy may do in the Stockholder’s name, place and stead. The Stockholder hereby represents and warrants to the Proxy Holders that, as of the date of this General Proxy, it is the record owner and the beneficial owner of 531,960 shares of Stock.

It is intended that the power and authority granted under this General Proxy shall be unlimited as to duration for the purposes stated herein unless otherwise revoked by the Stockholder at any time, and this General Proxy revokes any other proxy granted by the Stockholder at any time with respect to the shares of Stock owned by it or standing in its name on the books of the Corporation. The Stockholder covenants and agrees that, while the General Proxy is in effect with respect to the shares of Stock, not to enter into any voting agreements with any other person, whether by proxy, voting agreement or other voting arrangement with respect to the shares of Stock, and any attempt to do so shall be void. The Stockholder agrees to permit an appropriate legend on the Stock reflecting the grant of the proxy contained herein.

The Stockholder agrees to provide the Proxy Holders with prior written notice at least 10 calendar days prior to (i) the revocation of this General Proxy and/or (ii) the transfer of record or beneficial ownership of any shares of Stock. Notice shall be mailed or sent to the Proxy Holders via electronic mail courtesy of the following individuals:

Howard Feinglass

Priam Capital Associates, LLC

745 Fifth Avenue, Suite 1702

New York, NY 10151

E-mail:

AND

Andrew Goldman

Priam Capital Associates, LLC

745 Fifth Avenue, Suite 1702

New York, NY 10151

E-mail:

With a copy to (which shall not constitute notice):

Jay Coogan, Esq.

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

E-mail:

This General Proxy shall be construed in accordance with and governed by the laws of the State of Maryland.

IN WITNESS WHEREOF, the Stockholder has executed this General Proxy as of this 11th day of January, 2021.

Trust UWO Philip Smith FBO Richard A. Smith

By:	/s/ Robert A. Smith

Name: Robert A. Smith, Authorized Signatory

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